Exhibit 23.5

CONSENT OF SRK CONSULTING (CANADA) INC.

In connection with the Trilogy Metals Inc. Annual Report on Form 10-K for the year ended November 30, 2025 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:

i.	the use of the technical report summary titled Arctic Project, Technical Report Summary, Ambler Mining District, Alaska, with a report date of November 30, 2022 (the “Arctic TRS”) as referenced in the Form 10-K;
ii.	the filing and use of the technical report summary titled the S-K 1300 Technical Report Summary on the Initial Assessment of the Bornite Project, Northwest Alaska, USA dated November 30, 2024 (the “Bornite TRS”) as referenced in the Form 10-K;
iii.	the use of and references to our name, including our status as an expert or “qualified person”, (as described in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Arctic TRS, Bornite TRS, Form 10-K and the Registration Statements on Form S-8 (No. 333-279685, No. 333-283334, No. 333-275828, No. 333-257095, No. 333-234417, No. 333-208149, No. 333-205102, No. 333-188950 and No. 333-181020) (the “S-8 Registration Statements”) and the Registration Statements on Form S-3 (No. 333-285072 and No. 333-291209) (collectively with the S-8 Registration Statements, the “Registration Statements”); and
iv.	any extracts or summaries of the Arctic TRS and Bornite TRS included or incorporated by reference in the Form 10-K and the use of any information derived, summarized, quoted or referenced from the Arctic TRS and Bornite TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and which is incorporated by reference in the Registration Statements.

Date: February 5, 2026

/s/ Calvin Boese
SRK Consulting (Canada) Inc.